Ex-5

March 2004

To Registered Shareholders of EnCana Corporation

Re: 2004 Interim Financial Statements

As a registered shareholder of EnCana Corporation you are entitled to receive a copy of the 2004 interim financial statements. Upon receipt of your request, your name will be placed on the Supplemental Mailing List maintained by our Transfer Agent and Registrar, CIBC Mellon Trust Company. As long as you remain a registered shareholder, you will receive a new election form each year and will be required to renew your request to receive interim financial statements.

If you have any questions about this procedure, please contact:
CIBC Mellon Trust Company at: 1-800-387-0825 (toll free in North America) or at 416-643-5500 or at www.cibcmellon.com/InvestorInquiry

EnCana’s interim financial statements are also available for viewing on our website:

www.encana.com   (see “Investor Relations”)

If you wish to receive the 2004 interim financial statements of EnCana Corporation, please choose one of the following options:

Mail a completed form with your Form of Proxy in the enclosed postage-paid envelope or mail it, at your convenience, to:

CIBC Mellon Trust Company PO. Box 7010 Adelaide Street Postal Station Toronto, Ontario M5C 2W9

or send it by facsimile to:	416-643-3135

or submit directly via the internet:	www.cibcmellon.com/FinancialStatements Company code is 5811B

To:	EnCana Corporation

Please add my name to the Supplemental Mailing List to receive EnCana Corporation 2004 interim financial statements. I confirm that I am a shareholder of EnCana Corporation.

PLEASE PRINT
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Address:

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